Exhibit 10.1

John R. Simon Senior Vice President Human Resources	77 Beale Street 32nd Floor San Francisco, CA 94105

February 3, 2012

Ed Halpin

63 Timberlake Court

Lake Jackson, TX 77566

Dear Ed:

On behalf of PG&E, I am pleased to offer you the position of Senior Vice President, Chief Nuclear Officer, reporting to John Conway, Senior Vice President, Energy Supply. This offer is subject to approval of the PG&E Corporation Board of Directors’ Compensation Committee and your election as an Officer by our full Board. Subject to these Board actions we assume your start date will be April 1, 2012.

Your total annual compensation package will consist of the following:

1.	An annual base salary of $510,000 ($42,500/month) subject to ordinary withholdings.

2.

You are eligible to participate in the company’s Short-Term Incentive Plan (STIP) with a target participation rate of 55% percent of your eligible earnings (i.e., base salary) received during the plan year. You must be on PG&E’s active payroll as of October 1 to be eligible for a payout for that year. The STIP is an at-risk component of pay that rewards employees annually, and is tied to company and individual performance. Thus, STIP grants are not guaranteed. The Compensation Committee retains full discretion to determine and award STIP payments to PG&E employees.

3.

A one-time sign on bonus of $750,000, which will be paid on your first payroll check, subject to ordinary withholdings. Should you resign from the Company within three years of your start date, you will repay the Company this sign on bonus, on a pro rata basis.

4.

You will be eligible to receive a retention bonus in the amount of $150,000 payable on the first anniversary of your start date. In order to receive this retention bonus you must be an active employee on the first anniversary of your start date. This bonus is subject to ordinary withholdings.

5.

You will be eligible to receive a second retention bonus in the amount of $150,000 payable on the second anniversary of your start date. In order to receive this retention bonus you must be an active employee on the second anniversary of your start date. This bonus is subject to ordinary withholdings.

Ed Halpin

February 3, 2012

6.

You will receive a new hire Long Term Incentive Plan (LTIP) grant comprised of an equal number of restricted stock units (vesting over a four-year period with a larger percentage vesting in the fourth year) and performance shares (determined at the end of a three-year performance period based on PG&E’s total shareholder return). The Compensation Committee retains full discretion as to the approval of LTIP grant form, amounts, and terms.

This LTIP grant will have an initial value of $550,000. This value is used for the purpose of determining the number of units of your grant. The ultimate value that you realize through the LTIP will depend on your employment status and the performance of PG&E Corporation common stock. You will receive additional details on the LTIP at the time of your grant.

This LTIP grant will be granted on your start date, unless that date occurs during a “trading blackout” period, in which case your LTIP grant will be granted on the first business day after the trading blackout ends.

As an employee, you will be eligible for additional LTIP grants, which typically are granted annually. The Compensation Committee retains full discretion as to the approval of LTIP grant form, amounts, and terms.

7.

In addition, you will receive a supplemental LTIP grant having a value of $1,000,000, comprised of restricted stock units. This supplemental grant vests over two years, 50% on the first anniversary of the date of the grant and 50% on the second anniversary of the date of the grant. This LTIP grant will be granted on your start date, unless that date occurs during a “trading blackout” period, in which case your LTIP grant will be granted on the first business day after the trading blackout ends.

8.

Two additional supplemental restricted stock unit grants, each having a value of $200,000 will be granted respectively at the first anniversary of your start date and the second anniversary of your start date. The supplemental restricted stock unit grants will each vest over two years from the date of the grant, 50% on the first anniversary and 50% on the second anniversary. If the anniversaries occur during a “trading blackout” period, these LTIP grants will be granted to you on the first business day after the trading blackout ends.

9.

Participation in the PG&E Corporation Retirement Savings Plan (RSP), a 401(k) savings plan. You will be eligible to contribute as much as 50% of your salary on either a pre-tax or after-tax basis. We will match contributions up to 6% of your salary at 75 cents on each dollar contributed. All of the above contributions are subject to the applicable legal limits.

10.

With respect to benefits at retirement, conditioned upon meeting plan requirements, you also will be eligible for retirement benefits under the Company’s retirement (pension), post-retirement life insurance and retiree medical plans.

11.	Participation in the PG&E Corporation Supplemental Executive Retirement Plan (SERP). The basic benefit payable from the SERP at retirement is a monthly annuity equal to the

Ed Halpin

February 3, 2012

product of 1.7% x (average of the three highest years’ combination of salary and annual incentive for the last ten years of service) x years of credited service x 1/12. This benefit will be offset by benefits provided under the qualified retirement plan.

12.

Participation in the PG&E Corporation Supplemental Retirement Savings Plan (SRSP), a non-qualified, deferred compensation plan. You may elect to defer payment of some of your compensation on a pre-tax basis. The Company will provide you with full matching contributions that cannot be provided through the RSP due to IRS limitations imposed on highly compensated employees.

13.

An annual vacation allotment of four weeks, subject to future increases based on length of service. For your first year, the vacation allotment will be prorated based on your date of hire. In addition, Pacific Gas and Electric Company recognizes ten paid company holidays and provides three floating holidays and two weeks of sick leave immediately upon hire.

14.

An annual perquisite allowance of $20,000 to be used in lieu of individual authorizations for cars and memberships in clubs and civic organizations. This will be paid upon your first paycheck and is subject to ordinary witholdings.

15.

Participation in PG&E’s health benefits program which permits you to select coverage tailored to your personal needs and circumstances. The benefits you elect will be effective the first of the month following the date of your hire and upon receipt of completed enrollment forms.

16.

Participation in the Employee Discount program after six months of continuous service following your date of hire. The program offers participants a 25% discount on electricity and gas rates for their primary residence. In order to receive this benefit, you must (a) live within Pacific Gas and Electric Company’s service territory and (b) have the service in your name at your primary residence.

17.

Our employment offer also includes a comprehensive executive relocation package. The major components include reimbursement of the closing costs associated with the sale of your primary residence and purchase of your new residence, the move of your household goods, two house hunting trips, temporary corporate housing, a $7,000 move allowance and a final trip to San Luis Obispo. You may elect to participate in a home buyout program. Some of our relocation benefits may constitute additional income to you and are subject to personal income tax. A detailed relocation package will be sent to you outlining your relocation benefits. Should you have any questions contact Lori Noack of Relocation Services at 415.973.8294.

In the event that within one year of your start date, you purchase a principal residence in the San Luis Obispo area and obtain a mortgage, we will provide you with an annual payment of $50,000.00 in each of your first three years of the mortgage to help transition to higher housing costs. The payment will coincide with the first mortgage payment. The subsidy is considered income and will be subject to all applicable withholding taxes. The taxes are your responsibility.

The Company will pay reasonable travel costs for you to travel between California and Texas to be with your family during the first six months of your employment.

Ed Halpin

February 3, 2012

Additionally, should we request that your primary work location change to San Francisco, you will be eligible for relocation from San Luis Obispo to the San Francisco Bay Area. The same relocation package as outlined above would be available, including the home buyout program. Some of our relocation benefits may constitute additional income to you and are subject to personal income tax.

This offer is contingent upon your passing a comprehensive background verification and a standard drug analysis test. So far, you have completed the background check process. It is clear. We will also need to verify your eligibility to work in the United States based on applicable immigration laws.

We look forward to you joining our executive team.

Sincerely,

/s/ John Simon

John Simon

Sr. Vice President, Human Resources

Please acknowledge your acceptance of this offer and the terms of this letter by signing the original, providing the information requested, and returning it to me. It is important to note that you will be an employee-at-will. This means that either you or PG&E may end your employment at any time, with or without cause, and with or without notice.

/s/ Ed Halpin	2/3/12
Signature	Date

xxx-xx-xxxx	4/20/1961
Social Security No.	Date of Birth